                                Exhibit 99.1

Katapult Announces Appointments Joyce Phillips and Jane J. Thompson to Board of Directors

New Directors bring decades of financial industry executive leadership to support Katapult’s next phase of growth

Plano, Texas, FEBRUARY 10, 2022 -- Katapult, a lease-to-own platform that integrates with major e-commerce platforms to power online shopping for non-prime customers, today announced the appointment of Joyce Phillips and Jane J. Thompson to its Board of Directors, effective immediately. Ms. Phillips and Ms. Thompson were appointed to the class of directors that will stand for election at the 2022 Annual Meeting of Stockholders.

“Both executives are accomplished business leaders and seasoned board members with an impressive record of achievement at the intersection of technology, finance, retail and banking,” said Orlando Zayas, CEO of Katapult. “Their fresh perspective will be an invaluable addition to our board to help us succeed in today’s competitive landscape. We are looking forward to benefiting from their extensive background and experience during this exciting time of opportunity and growth.”

Ms. Phillips is an accomplished and seasoned executive who during her 25- year career has led significant business lines in retail banking, payments solutions, insurance and wealth management, with global and regional responsibilities. Joyce is Founder & CEO of EqualFuture Corp., a San Francisco-based FinTech startup focused on delivering affordable personal wellness financial platforms to individuals and businesses. She is currently serving on the Boards of the Western Union Company (NYSE: WU), First Interstate BancSystem (NASDAQ: FIBK) and previously served on the Board of Reinsurance Group of America. Joyce also serves on the Board of Girls Inc. NYC, a non-for-profit board dedicated to empowering young women from underserved communities.

“I am passionate about finding ways to make financial inclusion a reality for all, something that I have championed in most of my professional roles and continue to actively engage in,” Ms. Phillips said. “I’m thrilled to join the board of a company that empowers individuals and families by providing access to payment options and services that meet their needs.”

An experienced leader, Ms. Thompson has successfully led large and small customer-focused organizations in a variety of industries, including retail, financial services, consumer services, and digital businesses. She has served on the executive committees of Walmart and Sears, and in those roles helped lead C-suite strategies for both corporations. Currently, Ms. Thompson serves as an independent board member and advisor to a wide range of technology and payment companies, such as Navient Corporation (NASDAQ: NAVI) and CompoSecure (NASDAQ: CMPO). Previously, Ms. Thompson served on the board of On Deck Capital, Mitek Systems, Pangea Money Transfers, Verifone Systems, Blackhawk Network Holdings and The Fresh Market.

“It is a pleasure to join Katapult’s board to help achieve its mission of providing non-prime customers with payment options and promote financial inclusion," Ms. Thompson said. "I look forward to helping Katapult transform the fintech ecosystem for individuals, families and communities."

With Ms. Phillips and Ms. Thompson appointments, Katapult has eight board members. Ms. Phillips will serve on the board’s audit committee and Ms. Thompson will serve on the board’s compensation committee as its chair. The board appointments continue to build on Katapult’s commitment to bringing in fresh and strategic expertise, experience and unique perspective to help the company succeed in today’s competitive landscape.

About Katapult

Katapult (NASDAQ: KPLT) is an omnichannel lease-purchase platform, providing alternative solutions for retailers and consumers. As a financial technology company, Katapult provides cutting-edge technology that integrates seamlessly with online platforms, enabling our retail partners to expand their customer base, increase transactions, and grow revenue. Katapult's consumer-centric focus ensures an efficient application and approval process while providing transparent and tailored payment terms.

Katapult associates with hundreds of retailers across the United States, with merchant support teams, marketing insights, and suggestions for continued success.

Investor Inquiries:

Katapult Vice President of Investor Relations

Bill Wright

917-750-0346

bill.wright@katapult.com

Press Inquiries:

Allison + Partners

908-566-2090

katapult@allisonpr.com